As filed with the Securities and Exchange Commission on September 21, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CIFC CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-2008622
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

250 Park Avenue, 5th Floor New York, NY	10177
(Address of Principal Executive Offices)	(Zip Code)

CIFC Corp. 2011 Stock Option and Incentive Plan

(Full Title of the Plan)

Robert A. Contreras

General Counsel and Secretary

CIFC Corp.

250 Park Avenue, 5th Floor

New York, NY 10177

(Name and Address of Agent for Service)

(212) 624-1200

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

Calculation of Registration Fee

Title of securities to be	Amount to be	Proposed maximum		Proposed maximum		Amount of
registered	registered (1)	offering price per share		aggregate offering price		registration fee
Common Stock, $0.001 par value per share	2,531,929 shares	$4.12	(2)	$10,431,547	(2)	$1,212
(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.001 per share, which may be issued pursuant to the CIFC Corp. 2011 Stock Option and Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the common stock as reported on the Nasdaq Global Select Market on September 14, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the CIFC Corp. 2011 Stock Option and Incentive Plan (the “Plan”) the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by CIFC Corp., a Delaware corporation (the “Company”), with the Commission are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 31, 2011;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 filed with the Commission on May 16, 2011 and August 15, 2011, respectively;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on February 2, 2011, February 16, 2011, April 14, 2011 (as amended by the Company’s Amendment to the Current Report filed on June 28, 2011 on Form 8-K/A), April 20, 2011, April 29, 2011, June 16, 2011, July 12, 2011, July 20, 2011, September 16, 2011 and September 19, 2011; and

(d) The description of the Company’s common stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 7, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or any report filed for the purpose of updating such description, other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Delaware Law

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware, or DGCL, and the Company’s Bylaws and Certificate of Incorporation, as amended.

Section 145 of DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Certificate of Incorporation and Bylaws of the Company provides that the Company shall, except to the extent prohibited by provisions of the DGCL that may not lawfully be waived, indemnify (fully or, if not possible, partially) each of its directors and officers, including those of its directors and officers who also serve at its request as directors or officers of a subsidiary or other organization in which it owns a majority equity interest, against all liabilities, costs, damages, expenses, settlement payments and attorneys’ fees, imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding, civil or criminal (including investigations or audits), in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of acts or omissions as a director or officer of the Company and, if serving at the request of the Company, by reason of acts or omissions as a director or officer of a subsidiary or other organization in which the Company owns a majority equity interest, unless such person did not act in good faith in the reasonable belief that such person’s action was in or consistent with the best interest of the Company. It is the intent of these provisions to indemnify directors and officers to the fullest extent not specifically prohibited by provisions of law that may not permissibly be waived, including but not limited to indemnification against claims brought derivatively by stockholders, in the name of the Company. The Company shall pay for the legal fees (and other expenses) incurred by the director or officer in defending any such proceeding in advance of the final disposition of such proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if such person shall be adjudicated not to be entitled to indemnification under these provisions. The rights of indemnification hereby provided shall not be exclusive of or affect other rights to which any director or officer may be entitled by bylaw, contract or otherwise. As used in this paragraph, the terms “director” and “officer” includes heirs, executors and administrators of such persons. Any indemnification to which a person is entitled under these provisions shall be provided although the person to be indemnified is no longer a director or officer of the Company or of such other organization.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of its executive officers and directors. The Indemnification Agreements supplement existing indemnification provisions of the Company’s Bylaws and Certificate of Incorporation and, in general, provide for indemnification to the maximum extent permitted by Delaware law, subject to the exceptions, terms and conditions provided in the Indemnification Agreements. The Indemnification Agreements also provide that the Company will advance to the indemnified person, upon receipt of certain written undertakings from the indemnified person, reasonable expenses incurred in connection with any proceeding arising out of such indemnified person’s service to the Company. Any expenses the Company advances are required to be reimbursed by an indemnified person should a final judicial determination be made that indemnification is not available under applicable law. Pursuant to the Indemnification Agreements, the Company agreed to maintain or otherwise provide for the indemnified person to be covered by directors’ and officers’ liability insurance in a commercially reasonable amount for such period of time as the indemnified person may be subject to any liability arising out of their service to the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2011).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 19, 2011).

4.3	CIFC Corp. 2011 Stock Option and Incentive Plan (incorporated by reference to Appendix A attached to the Company’s Definitive Proxy Statement filed with the Commission on August 3, 2011).

5.1	Opinion of Winston & Strawn LLP.

23.1

Consent of Deloitte & Touche LLP, relating to the consolidated financial statements of Deerfield Capital Corp. and subsidiaries and the effectiveness of Deerfield Capital Corp. and subsidiaries’ internal control over financial reporting.

23.2

Consent of Deloitte & Touche LLP, relating to the consolidated financial statements of Commercial Industrial Finance Corp. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010.

23.3	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

The Company hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) the Company hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, Illinois on the 21st day of September, 2011.

CIFC CORP.

By:	/s/ Robert A. Contreras
Robert A. Contreras
General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Peter Gleysteen and Robert A. Contreras  his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Gleysteen	Chief Executive Officer and Director	September 21, 2011
Peter Gleysteen	(Principal Executive Officer)

/s/ Carl A. Colletti	Chief Financial Officer	September 21, 2011
Carl A. Colletti	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael R. Eisenson	Chairman and Director	September 21, 2011
Michael R. Eisenson

/s/ Jonathan W. Trutter	Vice Chairman and Director	September 21, 2011
Jonathan W. Trutter

/s/ Frederick Arnold	Director	September 21, 2011
Frederick Arnold

/s/ Samuel P. Bartlett	Director	September 21, 2011
Samuel P. Bartlett

/s/ Jason Epstein	Director	September 21, 2011
Jason Epstein

/s/ Andrew Intrater	Director	September 21, 2011
Andrew Intrater

/s/ Paul F. Lipari	Director	September 21, 2011
Paul F. Lipari

/s/ Robert B. Machinist	Director	September 21, 2011
Robert B. Machinist

/s/ Tim R. Palmer	Director	September 21, 2011
Tim R. Palmer

/s/ Frank C. Puleo	Director	September 21, 2011
Frank C. Puleo

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2011).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 19, 2011).

4.3	CIFC Corp. 2011 Stock Option and Incentive Plan (incorporated by reference to Appendix A attached to the Company’s Definitive Proxy Statement filed with the Commission on August 3, 2011).

5.1	Opinion of Winston & Strawn LLP.

23.1

Consent of Deloitte & Touche LLP, relating to the consolidated financial statements of Deerfield Capital Corp. and subsidiaries and the effectiveness of Deerfield Capital Corp. and subsidiaries’ internal control over financial reporting.

23.2

Consent of Deloitte & Touche LLP, relating to the consolidated financial statements of Commercial Industrial Finance Corp. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010.

23.3	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).